UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event
reported): June 13, 2007
Bakers Footwear Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Missouri	000-50563	43-0577980

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2815 Scott Avenue St. Louis, Missouri	63103

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:
(314) 621-0699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Extension of Amendment of Minimum Availability Covenant of Credit Facility.
     On June 13, 2007, the Company entered into an Extension Agreement (“Extension Agreement”) in respect of the Company’s Second Amended and Restated Loan and Security Agreement (the “Credit Facility”) with Bank of America, N.A. (the “Bank”), the Company’s senior lender under the Credit Facility. The Extension Agreement extends until September 30, 2007, the Bank’s prior agreement with the Company so that the Company’s minimum availability under the Credit Facility shall continue to be $250,000 instead of $1.5 million or six percent of the Company’s borrowing base (as defined in the Credit Agreement), until September 30, 2007. The Company has agreed to pay fees of approximately $50,000 in connection with the Extension Agreement. As of June 18, 2007, the Company has an outstanding balance on its revolving credit facility of $17.0 million and unused borrowing capacity of $1.0 million, including the impact of the additional $1.25 million in borrowing capacity temporarily provided by the Bank in April.
     Our secured revolving credit facility with the Bank has a revolving credit ceiling of $40.0 million and a maturity date of August 31, 2010. Amounts borrowed under the facility bear interest at a rate equal to the base rate (as defined in the agreement), which was 8.25% per annum as of June 18, 2007. Following the occurrence of any event of default, the interest rate may be increased by an additional two percentage points. The revolving credit agreement also allows us to apply an interest rate based on LIBOR (London Interbank Offered Rate, as defined in the agreement) plus a margin rate of 1.75% to 2.25% per annum to a designated portion of the outstanding balance as set forth in the agreement. The aggregate amount that we may borrow under the agreement at any time is further limited by a formula, which is based substantially on our inventory level. The agreement is secured by substantially all of our assets. In connection with the administration of the agreement, we are required to pay a facility fee of $2,000 per month. In addition, an unused line fee of 0.25% per annum is payable monthly based on the difference between the revolving credit ceiling and the average loan balance under the agreement. If contingencies related to early termination of the credit facility were to occur, or if we were to request and receive an accommodation from the lender in connection with the facility, we may be required to pay additional fees.
     Our credit facility continues to include financial, reporting and other covenants relating to, among other things, use of funds under the facility in accordance with our business plan, prohibiting a change of control, including any person or group acquiring beneficial ownership of 30% or more of our common stock or our combined voting power (as defined in the credit facility), maintaining a minimum availability, prohibiting new debt, restricting dividends and the repurchase of our stock, and restricting certain acquisitions. In the event that we were to violate any of these covenants, or if other indebtedness in excess of $1.0 million could be accelerated, or in the event that 10% or more of our leases could be terminated (other than solely as a result of certain sales of our common stock), the lender would have the right to accelerate repayment of all amounts outstanding under the agreement, or to commence foreclosure proceedings on our assets.
     For additional information regarding the Credit Facility, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Financing Activities” in the Company’s Annual Report on Form 10-K.
     The Company maintains other relationships with Bank of America, N.A. from time to time, including commercial banking and other financial services. Andrew N. Baur, one of the Company’s directors and a security holder, is a director of Marshall & Ilsley Corporation and Chairman of Southwest Bank of St. Louis, a subsidiary of Marshall & Ilsley, and is affiliated with other security holders of the Company. Southwest Bank is a 10% participant in the credit facility.

Item 2.02. Results of Operations and Financial Condition.
     On June 19, 2007, Bakers Footwear Group, Inc. (the “Company”) issued a press release (the “Press Release”) announcing financial results for the first quarter ended May 5, 2007. A copy of the Press Release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein. The description of the Press Release contained herein is qualified in its entirety by the full text of such exhibit.
     The Press Release includes a reference to EBITDA, a non-GAAP financial measure as such term is defined in Regulation G under the rules of the Securities and Exchange Commission. EBITDA is calculated as net income (loss) before interest, taxes, depreciation and amortization (EBITDA) as presented in the Company’s Statement of Operations. EBITDA should not be considered as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs. The Company believes that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). This information has been disclosed in the Press Release to permit a more complete comparative analysis of our operating performance relative to other companies. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. EBITDA also may not be comparable in all instances to other similar types of measures. The Press Release contains a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01 is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. See Exhibit Index.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKERS FOOTWEAR GROUP, INC.
Date: June 19, 2007	By:	Lawrence L. Spanley, Jr.
Lawrence L. Spanley, Jr.
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated June 19, 2007 relating to results for the first quarter of fiscal year 2007.